March 14, 2017                      Contact:
Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Completes Acquisition of Peninsula Packaging Company

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced it has completed the acquisition of Peninsula Packaging Company, a leading manufacturer of thermoformed packaging for fresh fruit and vegetables found in the fast-growing perimeter of retail supermarkets.

Sonoco acquired Peninsula Packaging for approximately $230 million from funds managed by Odyssey Investment Partners, LLC and other shareholders. Sonoco financed the transaction with a combination of cash and a $150 million three-year term loan. Peninsula’s financial results will be added to Sonoco’s Consumer Packaging segment and the business will operate as the Peninsula brand of thermoformed packaging products within Sonoco Plastics division’s global operations.

Founded in 2001, Peninsula Packaging had 2016 proforma sales of approximately $190 million¹ and operates five manufacturing facilities, four in the United States and one in Mexico. The majority of its business is focused on packaging for a wide range of whole fresh fruits, pre-cut fruits and produce and prepared salad mixes, as well as baked goods. Peninsula’s customer base includes most of the leading household names for fresh fruits and vegetables found at retail.

“We are extremely pleased to have Peninsula joining the Sonoco family of leading consumer packaging products. Peninsula significantly expands our thermoforming packaging capabilities and we now occupy a strong packaging position serving the perimeter of supermarkets in fresh food products, combined with our existing offerings in the center of the store, including those serving a range of frozen and shelf-stable foods,” said Sonoco Executive Vice President and Chief Operating Officer Rob Tiede.

Tiede added that many of Peninsula’s leadership, sales and operations team will remain and it expects no changes in its customer relationships. “Combining Peninsula’s product lines with Sonoco’s packaging capabilities positions us extremely well to capture new growth in the rapidly expanding fresh and natural category, while greatly accelerating and enhancing our ability to offer our customers the most diverse consumer packaging formats and solutions in the industry,” he concluded.
¹ Proforma sales includes projected full-year sales from a new operation in Mexico which started in mid-year 2016.

About Sonoco
Founded in 1899, Hartsville, S.C.-based Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of $4.8 billion, the Company has 20,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit www.sonoco.com.

About Sonoco’s Peninsula Packaging Brand
Sonoco’s Peninsula brand of thermoformed plastic packaging products serves the fresh produce and bakery markets. Products include hinged containers (clamshells, produce trays, etc.), bases, lids and domes. Primary markets served include a wide range of berries, packaged salads and cut vegetables. Extrusion, thermoforming and labeling are managed from five production facilities located in Exeter, Calif.; Hollister, Calif.; Wilson, N.C.; Yakima, Wash.; and Guadalajara, Mexico. More information is available at www.peninsulapackaging.com.

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